SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT

AMENDMENT NO. 3

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the registrant [ X ]
Filed by a party other than the registrant [     ]
Check the appropriate box:
[ X ] Preliminary Proxy Statement
[     ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[     ] Definitive Proxy Statement
[     ] Definitive Additional Materials
[     ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

FNBH BANCORP, INC.
(Name of registrant as specified in its charter)

________________________________________________________________________
(Name of person(s) filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
[ X ] No fee required
[     ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies: ______________________________________
(2)	Aggregate number of securities to which transaction applies:______________________________________
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): _________________________
(4)	Proposed maximum aggregate value of transaction: _____________________________________________
(5)	Total fee Paid: _________________________________________________________________________

[     ] Fee paid previously with preliminary materials
[     ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid: _________________________________________________________________
(2)	Form, schedule, or registration statement no.: __________________________________________________
(3)	Filing party: ___________________________________________________________________________
(4)	Date filed: ____________________________________________________________________________

PRELIMINARY DRAFT SUBJECT TO COMPLETION

FNBH BANCORP, INC.

101 E. Grand River Ave.
Howell, Michigan 48843

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD DECEMBER 17, 2008

Dear Shareholder:

        A Special Meeting of Shareholders (the “Special Meeting”) of FNBH Bancorp, Inc., a Michigan corporation (the “Corporation”) will be held at the main office of First National Bank in Howell, 101 East Grand River, Howell, Michigan, on Wednesday, December 17, 2008 at 10:00 a.m., Eastern Standard Time.

        The attached Notice of Special Meeting of Shareholders and Proxy Statement describe the formal business to be transacted at the Special Meeting.  Shareholders will be asked to amend the Corporation’s Articles of Incorporation to authorize the Corporation to issue up to 500,000 shares of preferred stock and authorize the adjournment, postponement or continuation of the Special Meeting.  Directors and officers of the Corporation will be present at the Special Meeting to respond to questions that you may have.

        Your vote is important regardless of the number of shares you own or whether you attend the Special Meeting or not.  Whether or not you plan to attend the Special Meeting, it is urgent that you vote your shares as soon as possible.  If passed, Proposal One may allow the Corporation to take advantage of low-cost capital-raising opportunities provided through new federal programs.  If you attend the Special Meeting, you may withdraw your proxy and vote in person, even if you have previously voted.

Sincerely, /s/ Nancy Morgan Nancy Morgan, Secretary

Dated: November __, 2008

FNBH Bancorp, Inc.
101 E. Grand River Ave.
Howell, Michigan 48843

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To be held on Wednesday, December 17, 2008

        A Special Meeting of Shareholders (the “Special Meeting”) of FNBH Bancorp, Inc., a Michigan corporation (the “Corporation”) will be held at the main office of First National Bank in Howell, 101 East Grand River, Howell, Michigan, on Wednesday, December 17, 2008 at 10:00 a.m., Eastern Standard Time.

        The Special Meeting is for the purpose of considering and acting upon the following proposals:

1.	To act on a proposed amendment to the Articles of Incorporation to authorize issuance of up to 500,000 shares of preferred stock.

2.	To grant management the authority to adjourn, postpone or continue the Special Meeting.

3.	To conduct such other business as may properly come before the Special Meeting or any adjournments thereof.

        The Corporation’s Board of Directors is not aware of any other business to come before the Special Meeting.

        Action may be taken on the foregoing proposals at the Special Meeting on the date specified, or on any dates to which, by original or later adjournment, the Special Meeting may be adjourned.  Shareholders of record at the close of business on November 12, 2008 are entitled to vote at the Special Meeting and any adjournments thereof.

        Your vote is important.  Whether or not you are able to attend the Special Meeting in person, it is important that your shares be represented.   If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided.  Your vote can be changed if you attend the Special Meeting, withdraw your proxy and vote in person.  Please vote as soon as possible.

BY ORDER OF THE BOARD OF DIRECTORS, /s/ Nancy Morgan Nancy Morgan, Secretary

Howell, Michigan
November __, 2008

The Notice of Special Meeting and Proxy Statement were first mailed to shareholders on or about November __, 2008.  The cost of solicitation of proxies will be borne by the Corporation.  The prompt voting by shareholders will save the expense of further requests for proxies in order to obtain a quorum.

No matter how many shares you owned on the record date, your vote is important.

PROXY STATEMENT
SPECIAL MEETING OF SHAREHOLDERS

DECEMBER 17, 2008

INTRODUCTION

        We are sending this proxy statement to you as a shareholder of FNBH Bancorp, Inc., a Michigan corporation, in connection with the solicitation of proxies for the special meeting of shareholders to be held at the main office of First National Bank in Howell, 101 East Grand River, Howell, Michigan, on Wednesday, December 17, 2008 at 10:00 a.m., Eastern Standard Time.  The Corporation’s Board of Directors (the “Board of Directors”) is soliciting proxies for use at the Special Meeting and at any postponements or adjournments thereof.  Only shareholders of record as of the close of business on November 12, 2008, which we refer to as the record date, will be entitled to vote at the Special Meeting.  The proxy solicitation materials for the Special Meeting will be distributed to shareholders of record on or about November __, 2008.

INFORMATION ABOUT THE SPECIAL MEETING

Why is the Corporation holding a Special Shareholders’ Meeting?

        The recent challenges experienced as a result of turbulence in the financial markets make it necessary for financial institutions to not only preserve existing capital, but to supplement such capital as a protection against further economic difficulties.  Recently, certain capital-raising opportunities have been presented by the federal government that provide the Corporation and its wholly owned subsidiary, First National Bank in Howell (the “Bank”), with options to generate capital in a low-cost manner.  While the Corporation’s capital position is already sound, and the Bank is well capitalized under applicable regulatory guidelines, management would like to consider these opportunities to ensure that during these uncertain times, the Corporation and the Bank are well-positioned to support its existing operations as well as anticipated future growth.

When is the Special Meeting?

        Wednesday, December 17, 2008 at 10:00 a.m., Eastern Standard Time.

Where will the Special Meeting be held?

        The main office of First National Bank in Howell, 101 East Grand River, Howell, Michigan.

What items will be voted upon at the Special Meeting?

        Shareholders will be voting on the following matters:

1.	To act on a proposed amendment to the Articles of Incorporation to authorize the issuance of up to 500,000 shares of preferred stock.

2.	To grant management the authority to adjourn, postpone or continue the Special Meeting.

3.	To conduct such other business as may properly come before the Special Meeting or any adjournments thereof.

Why is the amendment to the Articles necessary?

        The Board of Directors believes that the creation of preferred stock is advisable and in the best interests of the Corporation and its shareholders for several reasons.  The authorization of the preferred stock would permit the Board of Directors to issue such stock without further shareholder approvals or delay, thereby providing the Corporation with maximum flexibility in structuring acquisitions, joint ventures, strategic alliances, capital-raising transactions and for other corporate purposes.  The preferred stock would enable the Corporation to respond promptly to and take advantage of market conditions and other favorable opportunities without incurring the delay and expense associated with calling a special shareholders’ meeting to approve a contemplated stock issuance.  The Board of Directors believes that this will also help to reduce costs because it will not have to seek additional shareholder approval to issue the preferred shares unless it is required to otherwise obtain shareholder approval.  Although the Corporation presently contemplates no particular transaction involving the issuance of preferred stock other than consideration of the federal government’s limited purchase of preferred stock in financial institutions, such as the Corporation, under its Capital Purchase Program of the Emergency Economic Stabilization Act of 2008, management of the Corporation believes that preferred stock may be a component in future raising of capital.

Who can vote?

        You are entitled to vote your common stock if the Corporation’s records show that you held shares of the Corporation’s common stock as of the close of business on November 12, 2008, the record date for the Special Meeting.

        Each shareholder is entitled to one vote for each share of common stock held on November 12, 2008.  On November 12, 2008, there were 3,118,325 shares of common stock issued and outstanding.  Common stock is the Corporation’s only class of voting securities.

How do I vote?

        You can vote on matters that are properly presented at the Special Meeting in two ways:

•	Vote by returning your proxy card by mail; or

•	You may attend the Special Meeting and cast your vote in person.

        Unless you instruct otherwise, your proxies will vote your shares FOR the amendment to the Articles of Incorporation to authorize issuance of the preferred stock, FOR the proposal to adjourn, postpone and continue the Special Meeting and in their discretion on any other proposal considered at the Special Meeting.

How do I vote if my shares are held in “street name”?

        If your shares are held in an account at a brokerage firm, a bank, or other nominee, then that party is considered the shareholder of record for voting purposes and should give you instructions for voting your shares.  As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

How do I change or revoke my proxy?

        Shareholders who execute proxies retain the right to revoke them at any time before they are exercised.  Unless revoked, the shares represented by such proxies will be voted at the Special Meeting and all adjournments thereof.  Proxies may be revoked by written notice to the Secretary or by the filing of a later proxy prior to a vote being taken on a particular proposal at the Special Meeting.  A proxy will not be voted if a particular shareholder attends the Special Meeting and revokes his/her proxy by notifying the Secretary at the Special Meeting.  Any shareholder who attends the Special Meeting and revokes his/her proxy may vote in person.  However, your attendance at the Special Meeting alone will not revoke your proxy.  If you instructed a broker, bank or other nominee to vote your shares and you would like to revoke or change your vote, then you must follow their instructions.  Proxies solicited by the Corporation’s Board of Directors will be voted according to the directions given therein.  Where no instructions are indicated, proxies will be voted FOR the amendment to the Articles of Incorporation to authorize issuance of the preferred stock, FOR the proposal to adjourn, postpone and continue the Special Meeting and in their discretion on any other proposal considered at the Special Meeting.

If I vote in advance can I still attend the Special Meeting?

        Yes.  You are encouraged to vote promptly by returning a proxy card by mail so that your shares will be represented at the Special Meeting.  However, voting your shares does not affect your right to attend the Special Meeting and vote your shares in person.

What constitutes a quorum and how many votes are required for the proposals?

        The Corporation will have a quorum and will be able to conduct the business of the Special Meeting if the holders of a majority of the votes that shareholders are entitled to cast are present at the Special Meeting, either in person or by proxy.  There were 3,118,235 shares of the Corporation’s common stock issued and outstanding on November 12, 2008, the record date.  A majority of the issued and outstanding shares, or 1,559,163 shares, present or represented by proxy, constitutes a quorum.  A quorum must exist to conduct business at the Special Meeting.

        Broker Vote. If you hold your shares in a bank or brokerage account you should be aware that if you fail to instruct your bank or broker how to vote within 10 days of the Special Meeting, the bank or broker is not permitted to vote your shares in its discretion on your behalf on non-routine items. If you want to assure that your shares are voted in accordance with your wishes on the non-routine matters in this proxy statement, you should complete and return your voting instruction form before December 6, 2008.

        Votes Required for the Approval of the Proposals. To approve the two proposals, the following proportion of votes is required:

Item	Vote Required	Impact of Abstentions and Broker Non-Votes, if any
Certificate of Amendment to the Articles of Incorporation	Approval of the majority of the outstanding shares entitled to vote at the Special Meeting	Considered as votes against the proposal
Adjournment, Postponement or Continuation of the Special Meeting	Approval of the majority of the votes cast at the Special Meeting	Not considered as votes cast

        The Corporation’s policy is to keep confidential proxy cards, ballots and voting tabulations that identify individual shareholders.  However, exceptions to this policy may be necessary in some instances to comply with legal requirements and, in the case of any contested proxy solicitation, to verify the validity of proxies presented by any person and the results of the voting. Inspectors of election and any employees associated with processing proxy cards or ballots and tabulating the vote must acknowledge their responsibility to comply with this policy of confidentiality.

Do shareholders have rights of appraisal in regards to the proposal?

        Under applicable Michigan law, the Corporation’s shareholders are not entitled to appraisal rights with respect to the proposal to approve the Certificate of Amendment to the Corporation’s Articles of Incorporation to authorize the issuance of preferred stock or the proposal to adjourn, postpone or continue the Special Meeting.

What is the recommendation of the Corporation’s Board of Directors?

        The Corporation’s Board of Directors recommends that each shareholder vote FOR the Amendment to the Articles of Incorporation and FOR the proposal to adjourn, postpone or continue the Special Meeting.

What will the consequences be if Proposal One is not approved?

        If Proposal One is not approved, the Corporation may have a distinct disadvantage against competitors in the current environment and may be limited in its ability to raise and attract capital to sustain the growth of the Corporation in the future.

Who pays for the solicitation of proxies?

        The accompanying proxy is being solicited by the Corporation’s Board of Directors. We will bear all expenses incurred in connection with the solicitation of proxies. We will, upon request, reimburse brokerage firms and other nominee holders for their reasonable expenses incurred in forwarding the proxy solicitation materials to the beneficial owners of our shares. Our officers and directors, and officers and employees of the Corporation, may solicit proxies by mail, personal contact, letter, telephone, telegram, facsimile or other electronic means. They will not receive any additional compensation for those activities, but they may be reimbursed for their out-of-pocket expenses. In addition, we have hired Morrow & Co., LLC (at toll free 800-607-0088) to solicit proxies on our behalf. The cost of soliciting proxies on our behalf will be approximately $5,500 plus costs and expenses.

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PROPOSAL ONE:
CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION

        Under the Corporation’s existing Articles of Incorporation, the Corporation does not have the authority to issue preferred stock.  If the shareholders approve Proposal One to amend the Articles of Incorporation, the Corporation will be authorized to issue up to 500,000 shares of preferred stock, no par value per share (the “Certificate of Amendment”).  The preferred stock to be authorized (“Preferred Stock”) would have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors from time to time.  As such, the Preferred Stock would be available for issuance without further action by the Corporation’s shareholders, except as may be required by applicable law or pursuant to the requirements of the exchange or quotation system upon which the Corporation’s securities are then trading or quoted.

        The Board of Directors believes that the authorization of the Preferred Stock is advisable and in the best interests of the Corporation and its shareholders for several reasons.  The authorization of the Preferred Stock would permit the Board of Directors to issue such stock without further shareholder approval and, thereby, provide the Corporation with maximum flexibility in structuring acquisitions, joint ventures, strategic alliances, capital-raising transactions and for other corporate purposes.  The Preferred Stock would enable the Corporation to respond promptly to and take advantage of market conditions and other favorable opportunities without incurring the delay and expense associated with calling a special shareholders’ meeting to approve a contemplated stock issuance.  The Board of Directors believes that this will also help to reduce costs because it will not have to seek shareholder approval to issue the shares of the Preferred Stock unless it is required to obtain shareholder approval for the transaction under the rules of any quotation board or stock exchange to which it is subject.

        Although the Corporation presently contemplates no particular transaction involving the issuance of Preferred Stock other than the potential participation in the federal government's Capital Purchase Program (referenced above), the Corporation's management believes that Preferred Stock would be a likely component in any future raising of capital. Given the relatively favorable terms offered by the federal government to purchase shares of preferred stock of certain financial institutions, it is more like than not that the Corporation will apply for participation in the Capital Purchase Program, the terms of which are described in more detail below. There are no assurances that any such application would be accepted by the Treasury Department, which administers this program. The Treasury Department is under no obligation to accept all applications, and the estimated proceeds from the possible sale of our preferred stock, listed below, are not guaranteed. If the Corporation's application is accepted, the Corporation will be obligated to (i) register for resale the securities sold to the Treasury Department, (ii) comply with the executive compensation requirements established by Section 111 of the Emergency Economic Stabilization Act of 2008 (which obligation will not have any impact on the Corporation's executive compensation plans or contracts), and (iii) expand our board of directors to accommodate Treasury Department appointments to it in the event dividends on the preferred stock are not paid in full for six dividend periods, whether or not consecutive.

        The full text of the proposed Certificate of Amendment is attached to this proxy statement as Appendix A. If the Certificate of Amendment is approved, the Corporation’s Board of Directors would be authorized to issue Preferred Stock in one or more series, from time to time, with full or limited voting powers, or without voting powers, and with all designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions upon the Preferred Stock, as may be provided in the resolution or resolutions adopted by the Corporation’s Board of Directors.  The authority of the Corporation’s Board of Directors includes, but it not limited to, the determination or fixing of the following with respect to shares of any class or series of Preferred Stock:

1.	the number of shares (up to the number of shares authorized) and designation of any series of Preferred Stock;

2.	the dividend rate and whether dividends are to be cumulative;

3.	whether shares are to be redeemable, and, if so, whether redeemable for cash, property or rights;

4.	the rights to which the holders of shares shall be entitled, and the preferences, if any, over any other series;

5.	whether the shares shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, upon what conditions;

6.	whether the shares will be convertible into or exchangeable for shares of any other class or of any other series of any class of capital stock and the terms and conditions of the conversion or exchange;

7.	the voting powers, full or limited, if any, of the shares;

8.	whether the issuance of any additional shares, or of any shares of any other series, will be subject to restrictions as to issuance, or as to the powers, preferences or rights of any of these other series; and

9.	any other preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions.

        The actual effect of the issuance of any shares of the Preferred Stock upon the rights of holders of common stock cannot be stated until the Board of Directors determines the specific rights of any shares of the Preferred Stock.  However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, reducing the market price of the common stock or impairing the liquidation rights of the common stock without further action by the shareholders.  Holders of the Corporation’s common stock will not have preemptive rights with respect to the Preferred Stock.

        Subsequent to the date of mailing of these proxy materials, the Board of Directors of the Corporation may direct the Corporation to apply for participation in the Capital Purchase Program referenced above. If that application is submitted and accepted by the Department of Treasury, the preferred stock issued by the Corporation to the Treasury would be subject to the following conditions:

•	The Corporation would sell shares of preferred stock of the Corporation with a liquidation preference of $1,000 per share in an amount not greater than 3% nor less than 1% of the Corporation’s risk-weighted assets. As of September 30, 2008, the Corporation’s risk-weighted assets amounted to $347,331,000. Accordingly, the minimum investment would be $3.5 million, and the maximum investment would be $10.4 million.

•	The shares of preferred stock would rank senior to the Corporation’s common stock.

•	The initial dividend rate on the preferred stock would be 5% per annum and would increase to 9% per annum after five years.

•	Dividends would be cumulative and paid quarterly, in arrears, on February 15, May 15, August 15, and November 15 of each year.

•	Dividends on the Corporation’s common stock cannot be made without Treasury approval until the third anniversary of the issuance date of the preferred stock.

•	The preferred shares would not have voting rights, other than class voting rights on matters that could adversely affect the holders of those shares.

•	The preferred shares are redeemable at par, plus accrued unpaid dividends, after three years from the date of issuance, subject to prior approval of the OCC.

•	The Corporation will be restricted from redeeming any shares of its common stock without prior Treasury approval until the third anniversary of the issuance date of the preferred shares.

•	In addition to the sale of the preferred shares to Treasury, Treasury will receive warrants to purchase shares of the Corporation’s common stock having a market price equal to 15% of the aggregate amount of preferred shares issued, with an exercise price equal to the average market price of the Corporation’s common stock based on the 20 trading days before the date of sale of the preferred shares. As of November 10, 2008, the average market price was $4.37 per share.

        Set forth below is the potential impact of any sale of the Corporation's preferred stock and warrants, at both the 1% minimum and 3% maximum levels, under the Capital Purchase Program on the Corporation's key capital ratios and balance sheet items:

FNBH Bancorp Inc Current Financial Data	9/30/2008	Miniumum 1% 9/30/2008	Maximum 3% 9/30/2008
Short Term Investments	$29,697	$29,697	$29,697
Investments	44,169	47,642	54,589
Commercial loans	281,936	281,936	281,936
Mortgage Loans	21,518	21,518	21,518
Total Assets	415,361	418,834	425,781
Average Assets (QTD)	424,587	424,587	424,587
Risk Weighted Assets Before Deductions	358,150	358,845	360,234
Risk Weighted Assets	347,331	348,034	349,441
Deposits	368,761	368,761	368,761
Borrowings	9,242	9,242	9,242
Equity (1)	35,187	38,660	45,607

Loan Loss Reserve	$15,296	$15,296	$15,296
Loan Loss Reserve Not Allowed	10,819	10,810	10,793
Loan Loss Reserve for tier 2 capital	4,477	4,486	4,503

Book value of New Senior Preferred Stock		$3,473	$10,420
Value of Warrants Issued		$521	$1,563
Number of Warrants		122,300	366,899

Leverage ratio	8.29%	9.11%	10.74%
Tier 1 Risk - Based Capital	10.13%	11.11%	13.05%
Total Risk-Based Capital Ratio	11.42%	12.40%	14.34%

Liquidity (cash & investments/total assets)	17.78%	18.47%	19.80%

(1) Includes tax credit on Freddie and Fannie Loss and unrealized losses on investments

        The above potential impact of any sale of the Corporation's preferred stock and warrants under the Capital Purchase Program on the Corporation's key capital ratios and balance sheet items gives effect to such sale in the third quarter of 2008.

[Remainder of Page Intentionally Left Blank]

        Set forth below is the potential impact of any sale of the Corporation's preferred stock and warrants, at both the 1% minimum and 3% maximum levels, under the Capital Purchase Program on the Corporation's net income for the fiscal year ended December 31, 2007:

	12/31/07	Maximum 3% 12/31/07	Miniumum 1% 12/31/07
Net Loss	$(6,556)	$(6,556)	$(6,556)
Interest expense saved by debt reduction, net of tax		297	118
Interest income earned due to increased fed funds, net of tax		74	3
Adjusted net loss	(6,556)	(6,185)	(6,435)
Preferred dividend
Cash preferred dividend		521	174
Non-cash discount accretion		307	102
Net loss available to common shareholders		(7,013)	(6,711)

        Set forth below is the potential impact of any sale of the Corporation's preferred stock and warrants, at both the 1% minimum and 3% maximum levels, under the Capital Purchase Program on the Corporation's net income for and for the quarter ended September 30, 2008:

	12/31/07	Maximum 3% 9/30/08	Miniumum 1% 9/30/08
Net Loss	$(1,625)	$(1,625)	$(1,625)
Interest expense saved by debt reduction, net of tax		206	81
Interest income earned due to increased fed funds, net of tax		19	0
Adjusted net loss	(1,625)	(1,400)	(1,544)
Preferred dividend
Cash preferred dividend		391	130
Non-cash discount accretion		230	77
Net loss available to common shareholders		(2,021)	(1,750)

        The impact of the capital injection on the loss incurred for the fiscal year ended December 31, 2007 and the quarter ended September 30, 2008 is calculated assuming the Company would have paid off debt held by the Company. If the capital injection exceeded the Company's debt, such impact assumes that the excess would have been invested in federal funds. In addition, the dividends paid on the preferred stock, both the cash and the non-cash discount accretion, was also calculated and impacted the net loss available to the common shareholders.

        The above potential impact of any sale of the Corporation's preferred stock and warrants under the Capital Purchase Program on the Corporation's net income for the stated periods gives effect to such sale on January 1, 2007. This analysis is not indicative of the results to be achieved as a result of any actual sale of the Corporation's preferred stock and warrants under the Capital Purchase Program.

        We expect that the sale of our preferred stock under the terms of the Capital Purchase Program will have a positive impact on earnings, over the long term, due to the relatively low after-tax cost of this capital and the fact that it will allow for the Bank to return to historical loan and asset growth targets. Following the recent level of loan losses and increase in non-performing loans, the Bank was forced to constrain growth in order to maintain proper capital ratios. The capital from the sale of preferred stock under the program in question will alleviate this constraint.

FNBH Bancorp, Inc.'s Board of Directors has approved and recommends a vote FOR the proposed certificate of amendment to the Articles of Incorporation.

PROPOSAL TWO: ADJOURNMENT, POSTPONEMENT
OR CONTINUATION OF THE SPECIAL MEETING

        If at the Special Meeting the number of shares of the Corporation's common stock present or represented and voting in favor of the Certificate of Amendment to the Articles of Incorporation is insufficient to approve Proposal One, the Corporation's management may move to adjourn, postpone or continue the Special Meeting in order to enable its Board of Directors to continue to solicit additional proxies in favor of the proposal to amend the Articles of Incorporation. In that event, you will be asked to vote only upon the adjournment, postponement or continuation proposal and not Proposal One.

        In this proposal, the Corporation is asking you to authorize the holder of any proxy solicited by its Board of Directors to vote in favor of adjourning, postponing or continuing the Special Meeting and any later adjournments. If the Corporation's shareholders approve the adjournment, postponement or continuation proposal, the Corporation could adjourn, postpone or continue the Special Meeting, and any adjourned session of the Special Meeting, to use the additional time to solicit additional proxies in favor of the proposal to amend the Articles of Incorporation, including the solicitation of proxies from the shareholders that have previously voted against such proposal to amend the Corporation's Articles of Incorporation. Among other things, approval of the adjournment, postponement or continuation proposal could mean that, even if proxies representing a sufficient number of votes against the proposal to amend the Articles of Incorporation have been received, the Corporation could adjourn, postpone or continue the Special Meeting without a vote on the proposal to amend the Articles of Incorporation and seek to convince the holders of those shares to change their votes to votes in favor of the approval of the amendment to the Articles of Incorporation.

        The adjournment, postponement or continuation proposal requires that holders of more of the Corporation's shares vote in favor of the adjournment, postponement or continuation proposal than vote against the proposal. Accordingly, abstentions and broker non-votes will have no effect on the outcome of this proposal. No proxy that is specifically marked AGAINST the proposal to amend the Articles of Incorporation will be voted in favor of the adjournment, postponement or continuation proposal, unless it is specifically marked FOR the discretionary authority to adjourn, postpone or continue the Special Meeting to a later date.

        The Corporation's Board of Directors believes that if the number of shares of its common stock present or represented at the Special Meeting and voting in favor of the proposal to amend the Articles of Incorporation is insufficient to approve the amendment, it is in the best interests of the shareholders to enable the Board of Directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the amendment.

FNBH Bancorp, Inc.'s Board of Directors has approved and recommends a vote FOR the proposal to adjourn, postpone or continue the special meeting.

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STOCK OWNERSHIP

        The following table sets forth information as of November 12, 2008 (except where a different date is mentioned) regarding each person (including any group as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934) who was known to be the beneficial owner of more than 5% of the Corporation’s common stock as of that date, each of the directors, the Chief Executive Officer and the other named executive officers, and all directors and executive officers as a group including the named executive officers:

Person	Amount and Nature of Beneficial Ownership		Approximate Percent of Class

Athena Bacalis	9,209		*
Gary R. Boss	10,092	(1)	*
Barbara Draper	23,855	(1)(2)	*
Richard F. Hopper	14,167	(1)	*
Dona Scott Laskey	49,175	(1)	*
Ronald Long	10,518		*
James R. McAuliffe	19,018	(1)	*
Nancy Morgan	5,717		*
Rob Naudi	1,111		*
John M. Pfeffer	8,905		*
Randolph E. Rudisill	22,050	(1)(3)	*
Janice Trouba	3,775		*
W. Rickard Scofield	15,459		*
R. Michael Yost	9,436	(4)	*
All current executive officers and directors as a group (consisting of 13 persons)	202,487		6.42%

*Less than one percent

(1)	Includes shares under the company’s Director’s deferred compensation plan. Those shares which are included from the amount shown above, are as follows: Gary Boss 6,425 shares; Barbara Draper 541 shares; Richard F. Hopper 5,500 shares; Dona Scott Laskey 3,175 shares, James R. McAuliffe 9,904 shares and Randolph E. Rudisill 11,419 shares.
(2)	Includes 1,644 shares held for the benefit of Ms. Draper’s children.
(3)	Includes 400 shares held as custodian for Mr. Rudisill’s minor child and grandchild.
(4)	Includes 54 shares held jointly with child.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Approximate Percent of Class

Banc Funds Company, LLC (1)	242,345	7.9%

(1)	Based on information set forth in a Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2008, by the Banc Funds Company, LLC and certain related entities, reporting sole voting and dispositive power as to 242,345 shares. The address of Banc Funds Company, LLC is 20 North Wacker Drive, Suite 330, Chicago, Illinois, 60606.

INCORPORATION OF FINANCIAL INFORMATION

        The following financial statements and other portions of the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC on March 11, 2008 and subsequently amended on Form 10-K/A on April 16, 2008 (as amended, the "Form 10-K"), the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008, as filed with the Commission on November 7, 2008 (the "Form 10-Q"), and the Current Report on Form 8-K, as filed with the Commission on October 29, 2008 (the "Form 8-K"), are incorporated by reference herein:

•	financial statements and supplementary financial information of the Corporation appearing on pages 32 through 60 of the Form 10-K and in Part I, Item 1 of the Form 10-Q;

•	management's discussion and analysis of financial condition and results of operations appearing in Part II, Item 7 of the Form 10-K and Part I, Item 2 of the Form 10-Q;

•	quantitative and qualitative disclosures about market risk appearing in Part II, Item 7A of the Form 10-K and Part 1, Item 3 of the Form 10-Q; and

•	financial information appearing in the Form 8-K.

        On written request, the Corporation will provide without charge to each record or beneficial holder of the Corporation's Common Stock, a copy of the Corporation's Form 10-K, Form 10-Q and Form 8-K, as filed with the SEC. Requests should be addressed to Corporate Secretary at 101 East Grand River, Howell, Michigan 48843.

        All documents filed with the SEC by the Corporation pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this proxy statement and prior to the date of the Special Meeting are incorporated herein by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in another subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

        Selection of the independent public accountants for the Corporation is made by the Audit Committee of the Board of Directors. BDO Seidman, LLP ("BDO") served as the Corporation's independent public accountants for the year ended December 31, 2007, and BDO serves as the Corporation's independent public accountants for the year ended December 31, 2008. Representatives from BDO will not be present at the Special Meeting.

OTHER MATTERS

        The Corporation’s Board of Directors is not aware of any business to come before the Special Meeting other than those matters described above in this proxy statement.  However, if any other matters should properly come before the Special Meeting, including matters relating to the conduct of the Special Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of those voting the proxies.

MISCELLANEOUS

        The cost of solicitation of proxies will be borne by the Corporation.  In addition to solicitations by mail, directors, officers and regular employees of the Corporation may solicit proxies personally or by telephone without additional compensation. In addition, we have hired Morrow & Co., LLC (at toll free 800-607-0088) to solicit proxies on our behalf. The cost of soliciting proxies on our behalf will be approximately $5,500 plus costs and expenses.

SHAREHOLDER PROPOSALS

Shareholder Proposals for Inclusion in 2009 Proxy Statement

        Shareholders who intend to submit a proposal for inclusion in the Company’s proxy materials for the Annual Meeting of Shareholders in 2009 may do so by following the procedures described in SEC Rule 14a-8. To be eligible for inclusion, shareholder proposals must be received by the Company’s Secretary no later than November 13, 2008. Proposals of shareholders should be addressed to the attention of Secretary, 101 East Grand River, Howell, Michigan, 48843. In addition, under the Company’s Bylaws, no business may be brought before an annual meeting unless it is specified in a notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder who has delivered written notice to the Company’s Secretary (containing certain information specified in the Bylaws about the shareholder and the proposed action), not less than 30 days prior to the date of the originally scheduled meeting. This requirement is separate from and in addition to the Securities and Exchange Commission’s requirements that a shareholder must meet in order to have a shareholder proposal included in the Company’s proxy materials. For any proposal that is not submitted for inclusion in next year’s Proxy Statement, but is instead sought to be presented directly at the 2009 Annual Meeting of Shareholders, SEC rules permit management to vote proxies at its direction if we (1) receive notice of the proposal before the close of business on February 7, 2009, and advise shareholders in the 2009 Proxy Statement about the nature of the matter and how management intends to vote on such matter, or (2) do not receive notice of the proposal prior to the close of business on February 7, 2009.

BY ORDER OF THE BOARD OF DIRECTORS /s/ Nancy Morgan Nancy Morgan, Secretary

APPENDIX A

CERTIFICATE OF AMENDMENT TO
ARTICLES OF INCORPORATION

[Attached]

MICHIGAN DEPARTMENT OF LABOR AND ECONOMIC GROWTH
BUREAU OF COMMERCIAL SERVICES

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION

For use by Domestic Profit and Nonprofit Corporations
(Please read information and instructions on the last page)

Pursuant to the provisions of Act 284, Public Acts of 1972 (profit corporations), or Act 162, Public Acts of 1982 (nonprofit corporations), the undersigned corporation executes the following Certificate:

1.     The present name of the corporation is: FNBH BANCORP, INC.

2.     The identification number assigned by the Bureau is: 432207

3.     Article  III  of the Articles of Incorporation is hereby amended to read as follows:

ARTICLE III

The total authorized capital stock is 4,700,000 shares, of which four million two hundred thousand (4,200,000) shares shall be common stock, without par value, and five hundred thousand (500,000) shares shall be preferred stock, without par value.

The authorized shares of common stock are all of one class with equal voting power, and each share shall be equal to every other such share.

The shares of preferred stock may be divided into and issued in one or more series. The Board of Directors is hereby authorized to cause the preferred stock to be issued from time to time in one or more series, with such designations and such relative voting, dividend, liquidation, conversion and other rights, preferences and limitations as shall be stated and expressed in the resolution or resolutions providing for the issue of such preferred stock adopted by the Board of Directors. The Board of Directors by vote of a majority of the whole Board is expressly authorized to adopt such resolution or resolutions and issue such stock from time to time as it may deem desirable.

COMPLETE ONLY ONE OF THE FOLLOWING:

4.     Profit or Nonprofit Corporation: For amendments adopted by unanimous consent of incorporators before the first meeting of the board of directors or trustees.

The foregoing amendment to the Articles of Incorporation was duly adopted on the ____ day of ________________, ________, in accordance with the provisions of the Act by the unanimous consent of the incorporator(s) before the first meeting of the Board of Directors or Trustees.

Signed this ___ day of _______________, ____

_______________________________________________ (Signature)	_______________________________________________ (Signature)

_______________________________________________ (Type or Print Name)	_______________________________________________ (Type or Print Name)

_______________________________________________ (Signature)	_______________________________________________ (Signature)

_______________________________________________ (Type or Print Name)	_______________________________________________ (Type or Print Name)

5.    Profit Corporation Only: Shareholder or Board Approval

The foregoing amendment to the Articles of Incorporation was duly adopted on the ___ day of _______________, 2008, by the: (check one of the following)

[X]	shareholders at a meeting in accordance with Section 611(3) of the Act.

[_]	written consent of the shareholders having not less than the minimum number of votes required by statute in accordance with Section 407(1) of the Act. Written notice to shareholders who have not consented in writing has been given. (Note: Written consent by less than all of the shareholders is permitted only if such provision appears in the Articles of Incorporation.)

[_]	written consent of all the shareholders entitled to vote in accordance with Section 407(2) of the Act.

[_]	board of a profit corporation pursuant to section 611(2) of the Act.

Profit Corporations and Professional Service Corporations

Signed this ____ day of ___________________, 2008

By __________________________________________
(Signature of an authorized officer or agent)

              JANICE B. TROUBA
(Type or Print Name)

APPENDIX B

FORM OF PROXY CARD

[Attached]

FNBH Bancorp, Inc. 101 E. Grand River Ave. Howell, Michigan 48843	This Proxy is solicited on behalf of the Board of Directors

REVOCABLE PROXY

        The undersigned hereby appoints Ronald Long, Athena Bacalis and W. Rickard Scofield, and each of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of FNBH Bancorp, Inc. held of record by the undersigned on November 12, 2008, at the special meeting of shareholders to be held December 17, 2008, and at any adjournment thereof.

1.	To approve an amendment to the Articles of Incorporation to authorize the issuance of up to 500,000 shares of preferred stock.

[__] FOR	[__] AGAINST	[__] ABSTAIN

2.	To authorize the adjournment, postponement or continuation of the Special Meeting.

[__] FOR	[__] AGAINST	[__] ABSTAIN

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.
If no direction is made, this Proxy will be voted FOR Proposal 1 and Proposal 2.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

____________________________________________ Signature	____________________________________________ Signature if held jointly

Dated: __________________, 2008

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.